                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       AMERICAN HOME PRODUCTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

     JOHN R. STAFFORD
  CHAIRMAN, PRESIDENT AND
  CHIEF EXECUTIVE OFFICER

                                                 March 17, 2000

Dear Fellow Stockholder:

     It is my pleasure to invite you to attend the American Home Products Corporation 2000 Annual Meeting of Stockholders. The meeting will be held on Thursday, April 27, 2000 at 9:30 a.m. local time at the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey.

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting. At the conclusion of the formal part of the meeting, we will present a brief report on the Corporation's business and respond to your questions.

     Whether or not you plan to attend the meeting, your vote is very important. Please cast your vote regardless of the number of shares you hold. Many of you will have the option to cast your proxy vote by telephone or via the internet if your proxy card or voting instruction form includes instructions and a toll-free telephone number or internet website to do so. These are quick and easy ways for you to submit your proxy. I urge you to take a moment to use the internet website, toll-free telephone number, or sign, date, and promptly return the enclosed proxy card or voting form in the postage-paid envelope provided, in order to be certain your shares are represented at the meeting.

     I look forward to seeing you on April 27th.

                                            Sincerely,

                                            /s/ John R. Stafford

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     The Annual Meeting of the Stockholders of AMERICAN HOME PRODUCTS CORPORATION will be held in the Plaza Ballroom of the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey, on Thursday, April 27, 2000 at 9:30 a.m., local time, for the following purposes:

     1. to elect a Board of nine directors;

     2. to consider and act upon the ratification of the appointment of Arthur Andersen LLP as the Corporation's principal independent public accountants for 2000; and

     3. to act upon such other matters which may properly come before the meeting, including three stockholder proposals as stated in the Proxy Statement.

     Under the provisions of the By-laws, the Board of Directors has fixed the close of business on March 13, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          EILEEN M. LACH
                                          Secretary

March 17, 2000

                             YOUR VOTE IS IMPORTANT

   IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE
                            ACCOMPANYING PROXY CARD
 PROMPTLY OR, IF YOUR PROXY CARD OR VOTING FORM INCLUDES INSTRUCTIONS TO DO SO,
                               USE THE TOLL-FREE
TELEPHONE NUMBER OR INTERNET WEBSITE NOTED ON THE CARD OR VOTING FORM TO SUBMIT
                                  YOUR PROXY.

                               TABLE OF CONTENTS

PROXY STATEMENT.............................................    1
ELECTION OF DIRECTORS.......................................    2
  NOMINEES FOR ELECTION AS DIRECTORS........................    2
  COMMITTEES................................................    4
  DIRECTORS' FEES; ATTENDANCE...............................    4
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE........    5
SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................    6
SUMMARY COMPENSATION TABLE..................................    8
OPTION GRANTS TABLE.........................................    9
LONG-TERM INCENTIVE PLAN AWARDS TABLE.......................   10
OPTION EXERCISE AND YEAR-END VALUE TABLE....................   11
PENSION PLAN TABLE..........................................   11
PERFORMANCE GRAPH...........................................   13
CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER
  ARRANGEMENTS..............................................   13
CERTAIN LEGAL PROCEEDINGS...................................   15
REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE...........   15
APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS.....   18
2000 STOCKHOLDER PROPOSALS..................................   18
STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING...........   22
OTHER MATTERS...............................................   22

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940
                            ------------------------

                                PROXY STATEMENT

     Your proxy in the form enclosed is solicited by the Board of Directors and Management of American Home Products Corporation ("AHPC" or the "Corporation") to be used at the Annual Meeting of Stockholders to be held on April 27, 2000 and at any adjournment or adjournments thereof. Properly executed proxies received prior to the meeting or proxies properly submitted prior to the meeting by telephone or through use of the internet website (using a personal control number to identify each stockholder) will be voted at the meeting. Stockholders may have their votes kept secret until after the Annual Meeting by so indicating in the designated place on the proxy card or voting form or by following the instructions when submitting a proxy by telephone or through the internet website. If a stockholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made, it will be voted in accordance with the recommendations of the Board of Directors and Management which are FOR the election of the directors named in this Proxy Statement, FOR ratification of the appointment of Arthur Andersen LLP as the Corporation's principal independent public accountants for 2000, AGAINST the stockholder proposal relating to the separation of AHPC's oral contraceptive business from its non-contraceptive business, AGAINST the stockholder proposal relating to price restraint on pharmaceuticals and AGAINST the stockholder proposal relating to genetically engineered agricultural products. The proxy may be revoked by you at any time before it is voted at the meeting.

     Attendance at the meeting will be limited to stockholders of record on March 13, 2000 or their proxies, beneficial owners having evidence of ownership on that date, and invited guests of the Corporation. No cameras or recording equipment will be permitted in the meeting room.

     This Proxy Statement and accompanying form of proxy are first being sent or given to stockholders on or about March 17, 2000.

     If a stockholder participates in the Corporation's Master Investment Plan, a proxy to vote shares registered in his or her own name will serve as instructions on how to vote shares held in custody for the stockholder pursuant to the Plan. No further action from the stockholder is required to vote the shares in the Master Investment Plan. Accordingly, as Transfer Agent for shares of the Corporation's Common Stock, par value $.33 1/3 per share (the "Common Stock"), ChaseMellon Shareholder Services will cause shares held in the name of its nominee for the account of stockholders participating in the Master Investment Plan to be voted in the same way as such stockholders vote shares registered in their names. If the stockholder does not submit a proxy to vote the shares registered in his or her own name, the shares held for his or her account in the Master Investment Plan will not be voted.

     Stockholders of record at the close of business on March 13, 2000 are entitled to notice of and to vote at the meeting. On March 1, 2000, there were outstanding and entitled to vote 1,304,876,760 shares of Common Stock (each of which is entitled to one vote) and 24,103 shares of $2 Convertible Preferred Stock (each of which is entitled to thirty-six votes). A plurality of the votes cast by the holders of Common Stock and $2 Convertible Preferred Stock, voting as a single class, is required for election of directors, a majority of the votes cast by the holders of Common Stock and Convertible Preferred Stock, voting as a single class, is required for each of (i) the ratification of the appointment of the principal independent public accountants, (ii) the approval of the stockholder proposal relating to the separation of AHPC's oral contraceptive business from its non-contraceptive business, (iii) the approval of the stockholder proposal relating to price restraint on pharmaceuticals and
(iv) approval of the stockholder proposal relating to genetically engineered agricultural products. The aggregate number of votes cast by all stockholders present in person or by proxy at the meeting will be used to determine whether a motion will carry. Thus, an abstention from voting on a matter by a stockholder present in person or by proxy at the meeting has no effect on the item on which the stockholder abstained from voting. In addition, although broker "non-votes" will be counted for purposes of obtaining a quorum, they will have no effect on the vote on matters at the Annual Meeting of Stockholders.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

     Nine directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. In accordance with the By-laws of the Corporation, the Board of Directors has reduced the number of directors constituting the Board of Directors from ten to nine following the retirement of Mr. Robert G. Blount in February 2000. If the proxy is executed or submitted by telephone or via the internet in such a manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following nine nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for directors, such instructions will be followed by the persons named in the proxy. All of the nominees now are members of the Board of Directors and all were elected by the stockholders at the last Annual Meeting. Management has no reason to believe that any of the nominees will not serve if elected. In the event that any nominee should not be available, and if the Board has designated a substitute nominee, the persons named in the proxy will vote for the substitute nominee designated by the Board of Directors.

                       NOMINEES FOR ELECTION AS DIRECTORS

[CLIFFORD L. ALEXANDER, JR.     Director since 1993; age 66; President, Alexander &
           PHOTO]               Associates, Inc. (consulting firm specializing in Workforce
 CLIFFORD L. ALEXANDER, JR.     Inclusiveness); Director, Dreyfus General Family of Funds,
                                Dreyfus Third Century Fund, Dreyfus Premier Family of Funds,
                                Dun & Bradstreet Corporation, MCI WorldCom, Inc., IMS Health
                                Incorporated, and Mutual of America Life Insurance Company;
                                Chairman of the Corporate Issues Committee and member of the
                                Audit and Nominating Committees

   [FRANK A. BENNACK, JR.       Director since 1988; age 67; President and Chief Executive
           PHOTO]               Officer, The Hearst Corporation (owns and operates
   FRANK A. BENNACK, JR.        communications media); Director, The Chase Manhattan
                                Corporation, Hearst-Argyle Television, Inc. and Polo Ralph
                                Lauren Corporation; Chairman of the Compensation and
                                Benefits Committee and member of the Executive and
                                Nominating Committees

   [ROBERT ESSNER PHOTO]        Director since 1997; age 52; Executive Vice President of the
       ROBERT ESSNER            Corporation since September 1997; previously President of
                                Wyeth-Ayerst Global Pharmaceuticals from March 1997;
                                President of Wyeth-Ayerst Laboratories, 1993 to March 1997;
                                member of the Finance, Operations and Retirement Committees of the Corporation


  [JOHN D. FEERICK PHOTO]       Director since 1987; age 63; Dean, Fordham University School
      JOHN D. FEERICK           of Law since 1982; Director, Sentinel Group Funds, Inc. and
                                Sentinel Pennsylvania Tax Free Trust; Chairman of the Audit
                                Committee and member of the Compensation and Benefits and
                                Nominating Committees

  [JOHN P. MASCOTTE PHOTO]      Director since 1995; age 60; President and Chief Executive
      JOHN P. MASCOTTE          Officer, BlueCross BlueShield of Kansas City, Inc.; former
                                Chairman, Johnson & Higgins of Missouri, Inc.; former
                                Chairman and Chief Executive Officer, The Continental
                                Corporation; Director, BlueCross BlueShield of Kansas City,
                                BlueCross BlueShield Association, Businessmen's Assurance
                                Company, Hallmark Cards, Inc., Hallmark Entertainment, Inc.
                                and Crown Media Inc.; member of the Compensation and
                                Benefits and Nominating Committees

  [MARY LAKE POLAN, M.D.,       Director since 1995; age 56; Chairman and Professor,
        PH.D. PHOTO]            Department of Gynecology and Obstetrics, Stanford University
MARY LAKE POLAN, M.D., PH.D.    School of Medicine since 1990; Director, ChromaVision
                                Medical Systems, Inc. and Quidel Corporation; member of the
                                Corporate Issues and Nominating Committees

 [IVAN G. SEIDNEBERG PHOTO]     Director since 1996; age 53; Chairman and Chief Executive
     IVAN G. SEIDENBERG         Officer, Bell Atlantic Corporation (telecommunications
                                company); Director, Honeywell International Inc., CVS
                                Corporation, Boston Properties, Inc. and Viacom Inc.; member of the Audit and Nominating Committees

  [JOHN R. STAFFORD PHOTO]      Director since 1980; age 62; Chairman of the Board,
      JOHN R. STAFFORD          President and Chief Executive Officer of the Corporation
                                since 1986 (except for period between May 1990 and January
                                31, 1994 when he did not have additional title of
                                President); Director, Honeywell International Inc., The
                                Chase Manhattan Corporation, Deere & Company and Bell
                                Atlantic Corporation; Chairman of the Executive and
                                Nominating Committees of the Board and Chairman of the
                                Finance, Operations and Retirement Committees of the
                                Corporation

 [JOHN R. TORELL III PHOTO]     Director since 1982; age 60; Chairman, Torell Management
     JOHN R. TORELL III         Inc. (financial advisory company); former Chairman and CEO,
                                Fortune Bancorp; former Chairman of the Board, President and
                                Chief Executive Officer, CalFed Inc.; former President,
                                Manufacturers Hanover Corporation and Manufacturers Hanover
                                Trust Company; Director, USWeb/CKS, Inc., PaineWebber Group,
                                Inc. and Heartland Technology, Inc.; member of the Corporate
                                Issues and Nominating Committees

COMMITTEES

     The Board of Directors has, as standing committees, an Audit Committee, a Compensation and Benefits Committee, a Nominating Committee and a Corporate Issues Committee. Each such committee consists solely of non-employee members of the Board except for the Nominating Committee, of which Mr. Stafford is Chairman.

     The Audit Committee, whose current members are Dean Feerick, Chairman, and Messrs. Alexander and Seidenberg, held two meetings in 1999. This Committee recommends the firm of independent public accountants engaged each year as the Corporation's principal independent public accountants, subject to the approval of the Board of Directors and ratification by the stockholders, and undertakes such reviews of the Corporation's financial affairs as the Committee deems appropriate.

     The Compensation and Benefits Committee, whose current members are Mr. Bennack, Chairman, Dean Feerick and Mr. Mascotte, held three meetings in 1999. This Committee recommends to the Board the salaries of the officers of the Corporation and administers the Corporation's Management Incentive Plan, Stock Incentive and Stock Option Plans and oversees other benefit plans.

     The Nominating Committee, whose membership is composed of all of the non-employee directors and Mr. Stafford as its Chairman, held one meeting in 1999. This Committee recommends the director-nominees contained in the Proxy Statement, considers candidates for director vacancies and such other management matters as may be presented to it by the Chairman. Stockholders may submit names of qualified candidates along with detailed information on their backgrounds to the Corporate Secretary for referral to the Committee.

     The Corporate Issues Committee, whose current members are Mr. Alexander, Chairman, Dr. Polan and Mr. Torell, reviews the policies and programs of the Corporation and makes recommendations to the Board as appropriate on public issues that affect the Corporation. It held two meetings in 1999.

     The Board also has an Executive Committee which is authorized, during the intervals between Board meetings, to perform all duties and exercise all powers of the Board except those that are required by law or the Corporation's Restated Certificate of Incorporation or By-laws to be performed or exercised by the Board acting as a whole. Its current members are Mr. Stafford, Chairman, and Mr. Bennack. Mr. Blount also served on the Executive Committee prior to his retirement in February 2000. It held one meeting in 1999.

DIRECTORS' FEES; ATTENDANCE

     Messrs. Stafford, Blount (retired) and Essner were employees of the Corporation for all of 1999 and therefore received no remuneration for serving on the Board of Directors. The other directors were entitled to receive an annual retainer of $45,500, a fee of $9,000 for Committee service and a meeting fee of $1,050 for each Board or Committee meeting attended in 1999. In 1999, each Committee Chairman received an additional fee of $5,000. There were twelve Board meetings in 1999. The total fees paid in 1999 (including amounts deferred) to the eight (including Mr. William Wrigley who served for part of 1999) non-employee directors was $555,770.

     In addition, each director who is not an employee or former employee of the Corporation or any of its subsidiaries or affiliates is entitled to receive an initial grant of 800 shares of restricted stock and subsequent grants of 800 shares of restricted stock up to a total of 4,000 shares of restricted stock over a period of five years, subject to the terms and conditions of the 1994 Restricted Stock Plan for Non-Employee Directors. Under the Corporation's Stock Option Plan for Non-Employee Directors, directors who are not current or former employees of the Corporation or any of its subsidiaries or affiliates receive an annual grant of stock options on the date of the Corporation's Annual Meeting. The price of the option is the fair market value on the date the option is granted. The options become exercisable at the date of the next Annual Meeting or earlier in the event of the termination of the optionee's service as a director due to death, disability or retirement, provided in each case that the optionee has completed at least two years of service as a director at the time of exercise or termination, as the case may be. The number of shares of the Corporation's Common Stock that may be purchased under each option is 3,000 shares (subject to adjustment with respect to subsequent grants).

     During 1999, each member of the Corporation's Board of Directors attended at least 75% of the total meetings of the Board and the Committees of which such director was a member.

     Pursuant to the Directors' Deferral Plan, directors' fees may be deferred in amounts specified by each non-employee director. The deferred amounts accrue interest at a deemed rate or may be allocated to phantom stock units under the Plan. In addition, under this Plan, each non-employee director serving on the board as of May 1, 1997 was credited with phantom stock units in an amount equal to the actuarial equivalent of the amount that, under the former retirement plan (which was terminated as of such date), would have been due to such director at his or her earliest retirement date, assuming the director had completed the vesting requirements under the former plan. Directors with 10 years of Board service upon the later of retirement or age 65 will be entitled to receive in cash (in a lump sum or annual installments) an amount equal to the then current value of such units. Phantom Stock units for both the retirement and deferred accounts accrue deemed dividends which are computed quarterly and credited in additional units to each director's account under the Plan.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires AHPC's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Corporation with copies of all Section 16(a) forms they file. (The Corporation is not aware of any beneficial owner of more than ten percent of its Common Stock.)

     Based solely upon a review of the copies of the forms furnished to AHPC, or written representations from certain reporting persons that no Forms 5 were required, the Corporation believes that all filing requirements applicable to its officers and directors were complied with during the 1999 fiscal year, except that one transaction relating to the purchase of shares by a family member of Dr. Mary Lake Polan was reported late on a Form 4.

          SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below reflects the numbers of shares of AHPC Common Stock beneficially owned as of February 1, 2000 by each director of the Corporation and each named executive listed in the Summary Compensation Table and the number of shares beneficially owned by all directors and executive officers of the Corporation as a group (with options exercisable within 60 days listed separately). The table also sets forth information concerning phantom stock units and contingent stock awards credited to the accounts of each director and executive officer under various compensation and benefit plans of the Corporation. There are currently no known beneficial owners of 5% or more of the Corporation's Common Stock.

     All directors and named executives disclaim beneficial ownership of shares owned solely by their spouses. No director or officer owns shares of the Corporation's Preferred Stock.

                                                                              PHANTOM/
                                                                             CONTINGENT
                                            COMMON          EXERCISABLE        STOCK         PERCENT
NAME OF BENEFICIAL OWNER                     STOCK            OPTIONS         UNITS(1)       OF CLASS
------------------------                    ------          -----------      ----------      --------
     DIRECTORS
Clifford L. Alexander, Jr. ..............      9,855(2)                        15,780(10)       *
Frank A. Bennack, Jr. ...................     16,455(2)                        16,790           *
Robert G. Blount (retired)...............     87,721(3)        786,000         80,750(11)       *
Robert Essner............................     80,827(4)        508,065          5,692(12)       *
John D. Feerick..........................      4,855(2)                        17,829(13)       *
John P. Mascotte.........................      8,055(2)                        14,824           *
Mary Lake Polan, M.D., Ph.D. ............      4,936(2)(9)                     13,829           *
Ivan G. Seidenberg.......................      4,237(5)                        18,899(14)       *
John R. Stafford.........................    622,207(6)      2,134,919(6)     139,486(15)       *
John R. Torell III.......................     11,563(2)                        15,020           *
     NAMED EXECUTIVES
Louis L. Hoynes, Jr. ....................     62,940(7)        293,998         19,211(16)       *
David M. Olivier.........................     90,028(8)        159,732          8,584(17)       *
All executive officers and directors as a
  group (20 persons).....................  1,363,084         5,571,303        442,873(18)       *

---------------
 *   Less than one percent (1%); including exercisable options of employees.

(1) Represents, in the case of the non-employee directors, phantom stock units credited as of May 1, 1997 under the AHPC Directors' Deferral Plan in an amount determined to be the actuarial equivalent of the amount that would have been due to such director under the former retirement plan at his/her earliest retirement date assuming satisfaction of vesting requirements thereunder. Includes additional units allocated through the deemed reinvestment of dividends. See "ELECTION OF DIRECTORS -- DIRECTORS' FEES; ATTENDANCE". Also includes phantom stock units credited to the accounts of those non-employee directors who have elected to defer directors' fees into phantom stock units. In the case of the executive officers, represents phantom stock units and contingent shares under the Corporation's Supplemental Employee Savings Plan and Management Incentive Plan.

(2) Includes 4,000 shares of restricted stock awarded under the 1994 Restricted Stock Plan for Non-Employee Directors (plus accrued dividend equivalents) held by a trust for the benefit of certain executive officers and non-employee directors of the Corporation under which such officers and directors have sole voting power but do not have dispositive power except in certain limited circumstances (the "Restricted Stock Trust").

(3) Includes 2,231 shares owned by Mrs. Blount. Also includes 52,383 shares held by the Restricted Stock Trust.

(4) Includes 15,247 shares owned jointly with Mrs. Essner, and 19,402 shares held by the Restricted Stock Trust.

(5) Includes 3,200 shares of restricted stock awarded under the 1994 Restricted Stock Plan for Non-Employee Directors (plus accrued dividend equivalents) held by the Restricted Stock Trust.

(6) Includes (i) 32,640 shares owned by Mrs. Stafford, and 91,494 shares held by the Restricted Stock Trust; (ii) 29,746 shares owned by a charitable foundation of which Mr. and Mrs. Stafford are trustees; (iii) 58,000 shares of Common Stock held in a Grantor Retained Annuity Trust (GRAT); and (iv) exercisable options covering 499,753 shares of Common Stock which have been transferred to an irrevocable trust for the benefit of Mr. Stafford's family of which Mrs. Stafford is trustee (Mr. Stafford disclaims beneficial ownership of all options and shares held by such foundation and trust (other than the GRAT)).

(7)  Includes 13,145 shares held by the Restricted Stock Trust.

(8) Includes 20,956 shares owned by Mrs. Olivier, and 16,932 shares held by the Restricted Stock Trust.

(9) Includes 50 shares held by a member of Dr. Polan's immediate family. Dr. Polan disclaims beneficial ownership of these shares.

(10) Includes 3,026 fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to the deferral of fees.

(11) Represents contingent shares credited to Mr. Blount's account under the Corporation's Management Incentive Plan.

(12) Represents contingent shares credited to Mr. Essner's account under the Corporation's Management Incentive Plan.

(13) Includes 1,772 fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to the deferral of fees.

(14) Includes 5,661 fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to the deferral of fees.

(15) Includes 119,220 contingent shares credited to Mr. Stafford's account under the Corporation's Management Incentive Plan and phantom stock units representing 20,266 shares of Common Stock credited to Mr. Stafford's account under the Corporation's Supplemental Employee Savings Plan.

(16) Includes 15,714 contingent shares credited to Mr. Hoynes' account under the Corporation's Management Incentive Plan and phantom stock units representing the 3,497 shares of Common Stock credited to Mr. Hoynes' account under the Corporation's Supplemental Employee Savings Plan.

(17) Includes 4,174 contingent shares credited to Mr. Olivier's account under the Corporation's Management Incentive Plan and phantom stock units representing 4,410 shares of Common Stock credited to Mr. Olivier's account under the Corporation's Supplemental Employee Savings Plan.

(18) Includes a total of 293,379 contingent shares credited to all officers' accounts under the Corporation's Management Incentive Plan, phantom stock units representing 36,523 shares held under the Corporation's Supplemental Employee Savings Plan and 112,971 phantom stock units representing shares of Common Stock under the Directors' Deferral Plan.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid for the years 1997-1999 to the Corporation's Chairman, President and Chief Executive Officer and the four other most highly paid executive officers.

                                                                          LONG-TERM
                                          ANNUAL COMPENSATION            COMPENSATION
                                      ----------------------------   --------------------
                                                                     SECURITIES
                                                                     UNDERLYING
                                                                      OPTIONS      LTIP      ALL OTHER
                                              SALARY       BONUS      GRANTED     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR    ($)(1)      ($)(1)        (#)       ($)(2)       ($)(3)
---------------------------           ----   ---------   ---------   ----------   -------   ------------
John R. Stafford....................  1999   1,560,000     702,000      533,400   849,234     981,884
  Chairman of the Board,              1998   1,460,000   1,314,000      430,360   712,800     561,642
  President and Chief                 1997   1,350,000   1,350,000      538,000   621,169     393,789
  Executive Officer

Robert G. Blount(4).................  1999     840,000     756,000      241,800   480,375     299,940
  Senior Executive Vice               1998     785,000     706,500      241,800   403,200     123,054
  President                           1997     710,000     710,000      302,400   357,744      80,386

Robert Essner.......................  1999     725,000     326,250      177,800   214,453      21,750
  Executive Vice President            1998     675,000     607,500      177,800   158,400      20,250
                                      1997     510,908     510,908      177,600   124,131      15,329

David M. Olivier....................  1999     525,000     472,500       88,800   188,719      15,750
  Senior Vice President               1998     495,000     445,500       96,800   158,400      14,850
                                      1997     495,000     495,000       71,200   107,169      14,850

Louis L. Hoynes, Jr. ...............  1999     505,000     404,000       97,800   120,094     113,246
  Senior Vice President and           1998     475,000     427,500       88,800   100,800      64,927
  General Counsel                     1997     440,000     440,000       88,800    89,950      43,580

---------------
(1) Pursuant to the AHPC Deferred Compensation Plan, Mr. Stafford deferred until after retirement portions of his 1999, 1998 and 1997 base salaries and his entire 1999 cash bonus; Mr. Blount deferred a portion of his 1997 base salary; and Mr. Olivier deferred his entire 1999 cash bonus.

(2) Amounts shown for 1999 represent the value (based on the closing market price of the Common Stock) on the date of conversion of the portion of the Restricted Stock Performance Awards made in 1996 under the Corporation's 1996 Stock Incentive Plan (the "1996 Awards") which, based on 1998 performance, was converted on January 28, 1999 to shares of Restricted Stock. The 1996 Awards were composed of units subject to conversion to shares of Restricted Stock based on the Corporation's performance during the year 1998. For 1998, each named executive officer was entitled to be credited with shares of Restricted Stock in an amount equal to 0%-125% of the target number of units subject to the 1996 Awards based upon the Corporation's achievement of a target level of earnings per share ("EPS") for such year. (The target number of units covered by the 1996 Awards for each of the named executive officers was 19,800 for Mr. Stafford, 11,200 for Mr. Blount, 5,000 for Mr. Essner, 4,400 for Mr. Olivier and 2,800 for Mr. Hoynes.) The amounts in the table above represent 75% of the target numbers of units which were converted to Restricted Stock based on 1998 performance. The restrictions on the Restricted Stock earned pursuant to the 1996 Awards ended in January 1999 and, under the terms of such awards, all of the shares were contributed by the Corporation to the Restricted Stock Trust, pursuant to which actual delivery of such shares to the named executive officers is deferred until after termination of employment. In addition, similar Restricted Stock Performance Awards were made to the named executive officers in 1997 and 1998 composed of the following respective target numbers of restricted stock units, which units are subject to conversion based upon performance factors including the achievement of target levels of EPS for 1999 and 2000, respectively: 16,800 and 13,450 for Mr. Stafford, 9,400 and 7,550 for Mr. Blount, 5,600 and 5,500 for Mr. Essner, 2,200 and 3,000 for Mr. Olivier and 2,800 and 2,800 for Mr. Hoynes. Based upon the Corporation's EPS for 1999, no portion of the 1997 Awards was converted to Restricted Stock in 2000. See the Long-Term Incentive Plan Awards Table in this Proxy Statement for similar awards made in 1999.

(3) Represents contributions made by the Corporation under its Savings Plan (401(k)) and Supplemental Employee Savings Plan (the Corporation matches up to 50% of the first 6% of compensation contributed by the employee). The amounts shown for 1999 for Messrs. Stafford, Blount and Hoynes also include $935,084, $274,740, and $98,096, respectively, for above-market interest earned but not paid during 1999 on deferred compensation (equal to 2.86% for the 1st quarter and two months of the 2nd quarter and 3.88% for one month of the 2nd quarter and the 3rd and 4th quarters).

(4) Mr. Blount retired effective February 1, 2000 after 25 years of service with the Corporation.

                              OPTION GRANTS TABLE

     The following table provides information on option grants in 1999 to the named executive officers.

                           INDIVIDUAL GRANTS IN 1999

                                    NUMBER OF
                                    SECURITIES     % OF TOTAL
                                    UNDERLYING      OPTIONS       EXERCISE                   GRANT DATE
                                     OPTIONS       GRANTED TO     PRICE PER                   PRESENT
                                     GRANTED      EMPLOYEES IN      SHARE      EXPIRATION      VALUE
NAME                                  (#)(1)          1999         ($)(2)         DATE         ($)(3)
----                                ----------    ------------    ---------    ----------    ----------
John R. Stafford..................   533,400          2.4          62.3125      May 2009     7,686,294
Robert G. Blount..................   241,800          1.1          62.3125      May 2009     3,484,338
Robert Essner.....................   177,800           .8          62.3125      May 2009     2,562,098
David M. Olivier..................    88,800           .4          62.3125      May 2009     1,279,608
Louis L. Hoynes, Jr. .............    97,800           .4          62.3125      May 2009     1,409,298

---------------
(1) These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant (May 20, 1999) (except that such options may be exercised earlier in the case of the optionee's retirement, disability or death). The options are transferable at the election of each named executive officer to members of the executive's family or to a trust or other entity solely for the benefit of such family members.

(2) The exercise price is the mean stock price on the date of grant.

(3) These estimates of value were developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to predict future prices of the Corporation's Common Stock. The estimates were developed using the Black-Scholes option pricing model incorporating the following assumptions: expected volatility of 24.97% and dividend yield of 2.20% both based on the historical three-year monthly average for the underlying Common Stock, the risk-free rate of return of 5.57% based on a four-year zero coupon rate and assuming, in each case, the time of exercise being four years (the expected duration of the option).

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

     The following table provides information on Restricted Stock Performance Awards granted in 1999, under the Corporation's 1999 Stock Incentive Plan, to the named executive officers.

                    ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                               PRICE-BASED PLANS

                                   NUMBER OF        PERFORMANCE OR
                                SHARES, UNITS OR     OTHER PERIOD       BELOW
                                  OTHER RIGHTS     UNTIL MATURATION   THRESHOLD   THRESHOLD   TARGET   MAXIMUM
NAME                                 (#)(1)           OR PAYOUT          (#)         (#)       (#)       (#)
----                            ----------------   ----------------   ---------   ---------   ------   -------
John R. Stafford..............       16,650              2002            --        12,488     16,650   20,813
Robert G. Blount..............        7,550              2002            --         5,663      7,550    9,438
Robert Essner.................        5,550              2002            --         4,163      5,550    6,938
David M. Olivier..............        2,800              2002            --         2,100      2,800    3,500
Louis L. Hoynes, Jr...........        3,050              2002            --         2,288      3,050    3,813

---------------
(1) Amounts shown represent Restricted Stock Performance Awards (the "1999 Awards") made in 1999 under the Corporation's 1999 Stock Incentive Plan. These 1999 Awards are composed of units which may be converted to a number of shares of Restricted Stock equal to 0%-125% of the Target amounts of the 1999 Award based upon the Corporation's performance in 2001. The Target amount will be earned if 96%-105% of the target EPS is achieved; the Threshold amount will be earned if 90%-95% of the target EPS is achieved; and the Maximum amount will be earned if over 105% of the target EPS is achieved. In the event that less than 125% of the award is earned, the balance shall remain eligible for conversion if the Corporation's total shareholder return for the performance years 2001-2003 ranks in the top three when compared to that of the peer group companies listed in this Proxy Statement (as such group may be amended in the Committee's discretion due to mergers, consolidations or other appropriate circumstances). During the restricted period ending when target amounts are earned and converted to shares of Common Stock, all units will be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the units will be converted based upon satisfaction of the performance criteria), unless otherwise determined by the Committee.

                    OPTION EXERCISE AND YEAR-END VALUE TABLE

     The following table discloses the options that were exercised by the named executive officers during 1999 and sets forth the number and value of their unexercised options at year-end.

                               AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END
                                                 OPTION VALUES
                           ---------------------------------------------------------          VALUE OF
                                                                    NUMBER OF               UNEXERCISED
                                                              SECURITIES UNDERLYING         IN-THE-MONEY
                                                              UNEXERCISED OPTIONS AT         OPTIONS AT
                              SHARES                            DEC. 31, 1999 (#)        DEC. 31, 1999 ($)
                           ACQUIRED ON           VALUE             EXERCISABLE*             EXERCISABLE*
NAME                       EXERCISE (#)       REALIZED ($)       UNEXERCISABLE**         UNEXERCISABLE**(1)
----                       ------------       ------------    ----------------------    --------------------
John R. Stafford.........     --                  --                2,134,919*(7)            29,323,082*(7)
                                                                      999,641**(8)              543,597**(8)
Robert G. Blount.........    190,268(2)(6)      7,417,487             282,198*                  611,087*
                                                                      503,802**                 305,548**
Robert Essner............     37,200(3)         1,400,814             508,065*                5,834,645*
                                                                      355,535**                 179,450**
David M. Olivier.........     80,000(4)         3,275,000             159,732*                1,758,879*
                                                                      177,068**                  71,943**
Louis L. Hoynes, Jr......     74,800(5)         3,036,723             293,998*                3,676,095*
                                                                      186,602**                  89,727**

---------------
(1) The amounts given are based on the closing market price of the Corporation's Common Stock at December 31, 1999 which was $39.2500. The closing market price on March 1, 2000 was $42.5625.

(2) Represents exercises of options (i) granted in 1995 and covering 186,668 shares at an exercise price of $19.0625 per share and (ii) granted in 1996 covering 3,600 shares at an exercise price of $26.5313 per share (in each case, market value on date of grant).

(3) Represents exercises of the options granted in 1995 and covering 37,200 shares at an exercise price of $19.0625 per share (market value on date of grant).

(4) Represents exercises of options granted in 1995 and covering 80,000 shares at an exercise price of $19.0625 per share (market value on date of grant).

(5) Represents exercises of options granted in 1992 and covering 74,800 shares at an exercise price of $18.9063 per share (market value on date of grant).

(6) Portions of the proceeds of such exercises have been deferred at the election of Mr. Blount.

(7) Includes options covering 356,933 and 142,820 shares of Common Stock which were transferred in each of 1997 and 1998, respectively, to an irrevocable trust for the benefit of members of Mr. Stafford's family.

(8) Includes options covering 178,467, 285,640 and 265,069 shares of Common Stock which were transferred in each of 1997, 1998 and 1999, respectively, to an irrevocable trust for the benefit of members of Mr. Stafford's family.

                               PENSION PLAN TABLE

     The Corporation has three non-contributory defined benefit retirement plans in which the named executives participate. One of these plans (the "Qualified Plan") is qualified under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The other two plans are non-qualified supplemental retirement plans. The Supplemental Executive Retirement Plan ("SERP") provides the amount of retirement benefit which cannot be paid from the Qualified Plan due to certain Code restrictions. The aggregate benefits payable under the Qualified Plan and SERP are determined based upon average final compensation (the total amount of an employee's compensation for the five calendar years during which such employee's compensation was the highest out of the ten year period of service ending with such employee's early or normal retirement date, divided by five). The Executive Retirement Plan provides to certain highly compensated employees and corporate officers an additional retirement benefit based upon average final compensation (the total amount of an employee's compensation for the three calendar years during which such employee's compensation was the highest out of the ten year period of service ending with such employee's early or normal retirement date, divided by three) with three additional years of service added (reduced by one year for each year the employee works beyond age 62). The retirement benefit provided by the Executive Retirement Plan is an unreduced benefit at the retirement age of 60 and is offset by benefits provided in the Qualified Plan and SERP.

                                                      YEARS OF SERVICE
                                    ----------------------------------------------------
FINAL 3-YEAR AVERAGE EARNINGS           15            20            25          30(1)
-----------------------------       ----------    ----------    ----------    ----------
$  900,000........................  $  270,000    $  360,000    $  450,000    $  540,000
1,000,000.........................     300,000       400,000       500,000       600,000
1,100,000.........................     330,000       440,000       550,000       660,000
1,200,000.........................     360,000       480,000       600,000       720,000
1,300,000.........................     390,000       520,000       650,000       780,000
1,400,000.........................     420,000       560,000       700,000       840,000
1,500,000.........................     450,000       600,000       750,000       900,000
1,600,000.........................     480,000       640,000       800,000       960,000
1,700,000.........................     510,000       680,000       850,000     1,020,000
1,800,000.........................     540,000       720,000       900,000     1,080,000
1,900,000.........................     570,000       760,000       950,000     1,140,000
2,000,000.........................     600,000       800,000     1,000,000     1,200,000
2,100,000.........................     630,000       840,000     1,050,000     1,260,000
2,200,000.........................     660,000       880,000     1,100,000     1,320,000
2,300,000.........................     690,000       920,000     1,150,000     1,380,000
2,400,000.........................     720,000       960,000     1,200,000     1,440,000
2,500,000.........................     750,000     1,000,000     1,250,000     1,500,000
2,600,000.........................     780,000     1,040,000     1,300,000     1,560,000
2,700,000.........................     810,000     1,080,000     1,350,000     1,620,000
2,800,000.........................     840,000     1,120,000     1,400,000     1,680,000
2,900,000.........................     870,000     1,160,000     1,450,000     1,740,000
3,000,000.........................     900,000     1,200,000     1,500,000     1,800,000
3,100,000.........................     930,000     1,240,000     1,550,000     1,860,000
3,200,000.........................     960,000     1,280,000     1,600,000     1,920,000
3,300,000.........................     990,000     1,320,000     1,650,000     1,980,000
3,400,000.........................   1,020,000     1,360,000     1,700,000     2,040,000
3,500,000.........................   1,050,000     1,400,000     1,750,000     2,100,000

---------------
(1) Plans recognize up to 30 years of credited services only.

     The compensation covered by the retirement plans for each of the named executives is the base salary rate at January 1, 1999 ($1,560,000 for Mr. Stafford, $840,000 for Mr. Blount, $725,000 for Mr. Essner, $525,000 for Mr. Olivier, and $505,000 for Mr. Hoynes) plus the amount in the bonus column of the Summary Compensation Table for 1998 for a total of $2,874,000 for Mr. Stafford, $1,546,500 for Mr. Blount, $1,332,500 for Mr. Essner, $970,500 for Mr. Olivier, and $932,500 for Mr. Hoynes.

     The years of service (in nearest years) as of December 31, 1999 for the named executives are as follows: Mr. Stafford, 30 years; Mr. Blount, 25 years; Mr. Essner, 10 years; Mr. Olivier, 33 years (18 years of which are recognized under the benefit formula illustrated in the table above); and Mr. Hoynes, 9 years.

     The table shows the combined annual pension under the current provisions of all retirement plans assuming retirement of an employee who has continued employment to age 60 and assuming payment as a single life annuity. (No reduction has been made for the Social Security offset.)

                               PERFORMANCE GRAPH

     The following graph shows the value as of December 31, 1999 of a $1,000 investment in the Corporation's Common Stock made on December 31, 1994 (with dividends reinvested), as compared with similar investments based on (i) the value of the S&P 500 Index (with dividends reinvested) and (ii) the value of a market-weighted Peer Group Index composed of the common stock of Abbott Laboratories, American Home Products Corporation, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation, and Warner-Lambert Company, in each case on a "total return" basis assuming reinvestment of dividends. The market-weighted Peer Group Index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.
[AMERICAN HOME PRODUCTS LINE GRAPH]

                                                    AHPC COMMON STOCK             S&P 500 INDEX             PEER GROUP INDEX
                                                    -----------------             -------------             ----------------
12/31/94                                                 1000.00                     1000.00                     1000.00
12/31/95                                                 1603.80                     1374.50                     1587.80
12/31/96                                                 1990.60                     1689.20                     2038.28
12/31/97                                                 2658.90                     2252.10                     3205.22
12/31/98                                                 3984.90                     2894.30                     4945.11
12/31/99                                                 2826.49                     3502.68                     4397.30

         CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER ARRANGEMENTS

     The Corporation has entered into severance agreements with its executive officers, including each of the executive officers named in the Summary Compensation Table in this Proxy Statement, which are intended to provide for continuity of management in the event of a change in control of the Corporation. The agreements continue through December 31, 2002 and provide that they are to be automatically extended in one year increments, unless, not later than September 30 in any year, the Corporation has given prior notice of termination. In such event, each of the agreements will continue to be effective until the end of its then remaining term. However, if a "change in control" (as defined in the agreements) occurs, the agreements will continue in effect for a period of thirty-six (36) months beyond such change in control. A change in control as so defined would include any of the following events: (i) any "person", as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of the Corporation's voting securities; (ii) the consummation of any merger or business combination of the Corporation, sale or lease of the Corporation's assets or any similar transaction, unless in any case the stockholders of the Corporation retain at least 65% of the resulting entity; or (iii) a majority of the Corporation's directors are replaced during a two-year period.

     If, following a change in control, the covered executive officer is terminated by the Corporation for any reason, other than for disability or for cause (as defined in the agreements), or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a lump sum severance payment equal to three times the sum of (a) the executive's then base salary, (b) the highest bonus awarded to the executive under the Corporation's Management Incentive Plan in any of the three years immediately prior to the termination year ("Bonus"), and
(c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements), of any grant of options and restricted stock made to such executive in the year prior to the change in control or, if higher, thereafter. In addition, the executive would also receive a pro-rated Bonus, calculated through the date of termination. During the 90 day period following the first anniversary of the change in control, a voluntary termination of employment by any of the covered executive officers will be deemed to constitute Good Reason.

     In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Corporation will "gross-up" the executive officer's compensation for all such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon. In addition, upon the date of termination, the executive (or the spouse or applicable beneficiary in the event of such executive's death) will receive three additional years of credit for age and service purposes in calculating supplemental pension benefits using the benefit calculation provisions of the Corporation's Retirement Plan and, to the extent such executives participate therein, the Corporation's Supplemental Executive Retirement Plan and the Corporation's Executive Retirement Plan. Such benefit would be further determined without any reduction for the receipt of benefits prior to age 65 or 60, as the case may be, with respect to each plan.

     For three years from the date of a covered termination, the Corporation would either continue the executive's coverage under the Corporation's welfare and fringe benefit plans (but excluding the Corporation's disability, pension and 401(k) plans), perquisites and other programs in which the executive is participating immediately prior to such termination or provide substantially similar benefits. If, at the time of termination, such executive has already attained age 45, the executive would also become vested in all retiree medical coverage, life insurance and other retiree benefits; provided, however, that the retiree medical coverage provided by the Corporation will be secondary to any other medical coverage the executive may then have.

     In addition, if any restricted stock awards or options terminate or are forfeited upon or following the termination of the executive's employment under the terms of any plan, the executive will receive in respect of such terminated or forfeited stock awards or options, an amount equal to the sum of (i) the Cashout Value (as defined in the agreements) of all the shares covered by the restricted stock awards so forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the Cashout Value of all the shares subject to options which were so forfeited over (b) the aggregate exercise price of the shares subject to such forfeited options. Under the terms of the 1996 and 1999 Stock Incentive Plans, outstanding options become exercisable and restricted stock target awards vest upon a Change in Control, as defined in such Plans.

                           CERTAIN LEGAL PROCEEDINGS

     On January 14, 1998, the directors (other than Mr. Essner), certain officers of the Corporation, a former director and officer of the Corporation and the Corporation itself (as a nominal defendant) were named in a shareholder derivative action filed in New Jersey Superior Court, Morris County (No. MRS-L-164-98). The suit seeks to recover any losses or damages sustained by the Corporation, as well as profits from the sale of stock by certain present and former officers and directors, as a result of alleged intentional, reckless or negligent breaches of fiduciary duty by the defendants. The suit alleges that the defendants made material misstatements or omissions regarding alleged adverse events associated with REDUX and/or PONDIMIN (and in particular an alleged association between those two products and valvular heart disease), exposing the Corporation to liability for personal injury lawsuits and securities claims. In addition, in a securities fraud putative class action filed against the Corporation and certain officers and directors on September 18, 1997 in U.S. District Court (No. 97-CV-4513 (NHP) (D.N.J.)) on behalf of purchasers of the Corporation's Common Stock during the period from March 1, 1997 through September 16, 1997, the defendants were alleged to have made similar misstatements and omissions. The putative class action also included claims for negligent misrepresentation and common law fraud and deceit, with plaintiffs seeking compensatory and punitive damages for themselves and for the class. On February 5, 1999, the U.S. District Court dismissed the securities fraud putative class action with prejudice. The plaintiffs have appealed the decision to the U.S. Court of Appeals for the Third Circuit. The defendants believe that the suits are without merit and intend to continue to defend the litigation vigorously.

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Corporation's compensation policies applicable to its executive officers are administered by the Compensation and Benefits Committee (the "Committee") of the Board of Directors. All members of the Committee are non-employee directors.

     These compensation policies are designed to enhance the overall strength and financial performance of the Corporation by aligning the financial interests of the Corporation's executive officers with those of its stockholders. The three primary components of executive compensation for 1999 were base salary, bonus and grants of stock options and Restricted Stock awards. The Committee recommends to the Board of Directors the salaries and bonuses of the executive officers and administers the Corporation's Stock Option and Stock Incentive Plans under which employee stock options are granted and Restricted Stock awards are made. All of these primary components of executive compensation are reviewed for competitiveness in relation to a group of companies in the pharmaceutical industry by an independent consulting firm specializing in executive compensation. In certain instances, compensation data related to consumer health care products and chemical industry companies also are considered.

BASE SALARY

     Base salaries for executive officers for 1999 were recommended by the Committee and approved by the Board of Directors in November 1998. In recommending these base salaries, the Committee considered, among other factors, the 1998 financial performance of the Corporation with net sales estimated at that time to increase by 2%, operating income before taxes (IBT) to increase by 11% and net income and diluted earnings per share by 10% and 8%, respectively, excluding extraordinary items, despite the loss of product sales of Redux and Pondimin in 1997 and Duract in 1998. The Committee also considered the 28.1% increase in shareholder value during 1998, new product applications submitted and approvals obtained, and the completion of the acquisition of Solgar Vitamin and Herb Company. The Committee also considered the contribution of each of the executive officers. In addition, the Committee reviewed base salaries recommended by Mr. John R. Stafford for executive officers other than himself and determined the base salary recommendation for Mr. Stafford out of his presence. The Committee had also reviewed a report of the independent compensation consulting firm (the "Consultant's Report") with respect to its survey of compensation information, which survey included information for all of the companies comprising the Peer Group Index appearing on the Performance Graph in this Proxy Statement as well as, for certain executive officers, compensation data related to consumer health care products and chemical industry companies. The Consultant's Report indicated that, overall, the proposed base salaries fall within a competitive range.

1999 CASH BONUS

     In determining the amounts of cash bonuses to be awarded to executive officers in relation to 1999 performance, the Committee took into account a number of factors, including the performance-related factors described below under "Relationship of Corporate Performance to Executive Compensation," as well as individual performance and achievement. The Committee also reviews the Consultant's Report which, for 1999 indicated that, overall, the cash bonus awards together with base salaries were generally below the competitive range. In addition, the Committee considered, among other things, the amounts of awards previously made under the Corporation's Management Incentive Plan (the "Plan")(1).

STOCK INCENTIVE PLAN GRANTS

     In contrast to salary and cash bonuses, the value to each executive officer of the stock option grants is tied directly to stock price performance. The Committee grants options under the stockholder-approved stock incentive plans with an exercise price equal to the market price on the date of grant. If there is no appreciation in the market price for the Corporation's Common Stock, the options are valueless.

     Annual grants are made to executive officers based on salary, responsibility and performance of the individual officer. Grants in 1999 will become exercisable in one-third increments on the first, second and third anniversaries of the date of grant except in cases of the death, retirement or disability of the optionee or in the event of a change in control of the Corporation.

     The grants for the named executives were made by the Committee each with an exercise price per share equal to the mean market price on the date of grant in May 1999 of $62.3125.

     In furtherance of the goal of aligning the interests of management with those of the stockholders, in 1999 the Committee also made Restricted Stock Performance Awards to certain executives including the Chairman, President and Chief Executive Officer. The Restricted Stock awards were granted in lieu of a portion of the stock option award that would have been granted at a ratio of one unit representing one share of Restricted Stock replacing options covering four shares of Common Stock. These awards of restricted stock units will be converted to shares of Common Stock based on the Corporation's financial performance in the year 2001, with the maximum number of units that may be converted equal to 125% of the total award. In the event that less than 125% of the award is earned, the unearned portion of the award shall remain eligible for conversion if the Corporation's total shareholder return ranks in the top three when compared to that of the peer group companies listed in this Proxy Statement (as such group may be amended in the Committee's discretion due to mergers, consolidations or other appropriate circumstances) for the performance years 2001-2003. During the restricted period ending on the date target awards are converted to shares, all of the units will be forfeited in the event of termination of

---------------
(1) The Plan provides for the payment of current and deferred incentive compensation to selected key employees from an award fund which may not exceed 12% of the excess of net income (as defined in the Plan) for any year over the greater of either 12% of average net capital (as defined in the Plan) or an amount equal to $.1875 multiplied by the average number of shares of Common Stock outstanding for the year, assuming full conversion of the Corporation's Preferred Stock. With respect to 1999, due to the special charge of $4.75 billion ($3.2875 billion after tax) in connection with the proposed national class action settlement of the diet drug litigation and certain related matters, no award fund was available under the Plan. The proposed settlement was considered a positive development for the Corporation and the operating performance of the Corporation's business units overseen by such key employees was deemed to have been generally excellent. The Committee and the Board of Directors believed that it would be in the best interests of the Corporation to pay cash bonuses for 1999 to employees who would otherwise have received bonuses under the Plan. Such cash bonuses, for the most part, were reduced from prior year levels.

employment for any reason other than death, disability or retirement (in which case the units will continue to be converted based upon satisfaction by the Corporation of the performance criteria), unless the Committee makes a partial or complete exception to this requirement. The shares are valued at the mean between the high and low prices of the Corporation's Common Stock on the Consolidated Transaction Reporting System on the designated date of delivery.

     In deciding to award Restricted Stock and make the annual grant of options in May 1999, the Committee took into account, among other things, the progress in product regulatory approvals and expected product launches in the second half of 1999 and 2000, the increase in total shareholder return (11.2% from January 1 through May 19, 1999) as compared to the S&P 500 and the peer group and the implementation, in accordance with predetermined timetables, of restructuring programs to reorganize supply chain and distribution systems and the reduction of personnel from the globalization of certain business units. The Committee also considered the amounts of options and Restricted Stock awards previously granted. The Committee also reviewed the Consultant's Report which indicated that the grants and awards fall within a competitive range.

     The Restricted Stock Performance Awards made in 1997 were generally based upon 1999 targeted earnings per share. Based upon 1999 performance, no portion of these awards were converted to Common Stock in January 2000. The entire award will be eligible for conversion in 2002 if the Corporation's total shareholder return for the performance years 1999-2001 ranks in the top three when compared to the performance of the peer group companies listed in this Proxy Statement (as such group may be amended in the Committee's discretion due to mergers, consolidations or other appropriate circumstances).

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

     While all of the Corporation's executive officer compensation is related to corporate performance, the cash bonuses are most closely tied to such performance. In determining the bonuses for the Chairman, President and Chief Executive Officer and executive officers generally in January 2000 for 1999 performance, the Committee viewed being of greatest significance a 9% increase in the sale of human pharmaceuticals and consumer health products over 1998, the significant number of new pharmaceutical products which have been launched in 1999 and those with project product launches in 2000, obtaining preliminary approval of the federal diet drug litigation settlement and securing the right to receive a significant termination fee in the merger agreement with Warner-Lambert Company (which fee was paid to the Corporation in February 2000 upon termination of the merger agreement). The Committee noted that, with respect to Mr. Stafford and each of the named executive officers, bonuses were equal to 100% of salary for 1997 and 90% of salary for 1998. The bonuses for each of the named executives for 1999 ranged from 45% to 90% of base salary.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

     Stock Ownership Guidelines ("Guidelines") have been adopted for executive officers and other U.S. employees with annual base salaries of $175,000 or more. Authority to administer the Guidelines was delegated to the Chairman, President and Chief Executive Officer, who reports periodically to the Committee on the status of compliance with the Guidelines. The Guidelines state that the Chief Executive Officer must own shares of the Corporation's stock with a value of at least eight times his base salary. Officers who report directly to the Chief Executive Officer are required to own shares with a value of at least six times base salary; other employees who are members of the Finance and Operations Committees must own shares with a value of at least four times base salary; and all other U.S. employees with annual base salaries of $175,000 or more must own shares with a value of at least twice base salary. As currently administered, stock options are not counted toward compliance with the Guidelines. Full compliance with the Guidelines by each covered person must be achieved within five years from the date on which an individual becomes subject to the Guidelines.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation's Chief Executive Officer and to the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Corporation believes that all compensation paid in 1999 will be deductible under Section 162(m).

                                      COMPENSATION AND BENEFITS COMMITTEE
                                      Frank A. Bennack, Jr., Chairman
                                      John D. Feerick
                                      John P. Mascotte

                                    ITEM 2.
            APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has, subject to ratification by the stockholders, appointed Arthur Andersen LLP as the Corporation's principal independent public accountants for the year 2000. This firm served in such capacity in 1999 and previously. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be available to make such comments as may be appropriate and to answer proper questions.

     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000.

                           2000 STOCKHOLDER PROPOSALS

     Several AHPC stockholders have informed management of their intention to present the following resolutions set forth below for consideration at the Annual Meeting. The names, addresses and number of shares held by such stockholders will be promptly furnished orally or in writing, as requested, by the Corporation. Such request may be directed to Eileen M. Lach, Secretary of the Corporation.

                                    ITEM 3.
  STOCKHOLDER PROPOSAL RELATING TO THE SEPARATION OF AHPC'S ORAL CONTRACEPTIVE
                  BUSINESS FROM ITS NON-CONTRACEPTIVE BUSINESS

     WHEREAS, the Company makes various contraceptive products that represent a small portion of Company sales.

     WHEREAS, Pro Vita Advisors and St. Antoninus Institute are urging a boycott of Company products because of the Company's contraceptive business.

     WHEREAS, the Catholic Church opposes the use of contraceptive products and Catholics constitute approximately 25% of the population of this country and are a significant presence in other market areas.

     WHEREAS, the following research studies, among others, have found an increased risk of developing breast cancer for women taking oral contraceptives prior to their first term pregnancy.

     1. Brinton LA, Daling JR et al. Oral contraceptives and breast cancer risk among younger women. JNCI. 6/7/95; 87: 827-35.

     2. Wingo PA, Lee NC, et al. Age-specific differences in the relationship between oral contraceptives use and breast cancer. Cancer (supplement). 1993; 71: 1506-17.

     3. Rosenberg L, Palmer JR, et al. A case-control study of oral contraceptive use and risk of breast cancer. American Journal of Epidemiology. 1996; 143: 25-37.

     4. White E, Malone K, Weiss N. Daling J. Breast cancer among young US women in relation to oral contraceptive use. JNCI. 1994; 86: 505-514.

     RESOLVED, that shareholders ask management to take steps to accomplish a separation of the Company's oral contraceptive business from all its non-contraceptive business by January 1, 2002.

                              SUPPORTING STATEMENT

     The proponent of this proposal believes it advisable to challenge the Company's involvement in oral contraceptive products. Also, a spin-off or sale of the oral contraceptive business may make the Company more attractive to a broader spectrum of consumers and investors.

                                AHPC'S RESPONSE

     THE BOARD OF DIRECTORS AND MANAGEMENT OPPOSE THE FOREGOING PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

     The proposal seeks to direct the Board of Directors to cause the Corporation's oral contraceptive business to be separated from all its non-contraceptive business by January 1, 2002. In the view of the Board of Directors and management, this separation would be unwise and the proposal should not be adopted.

     The Corporation acknowledges the strong convictions that some people hold on the subject of birth control and respects their right to refrain from using contraceptive products. However, the Board of Directors and management do not believe that these views should prevent the Corporation from making contraceptive products available to the women who choose to use them.

     Through its Wyeth-Ayerst Laboratories division, the Corporation has a strong commitment to women's health care and is the largest provider of women's health care prescription products in the United States. Wyeth-Ayerst prides itself on its product innovation, basic and clinical research and educational initiatives in the area of women's health care. For example, Wyeth-Ayerst is supplying product for a major National Institutes of Health trial, the Women's Health Initiative, which is currently in progress involving 25,000 women over 14 years. To separate contraceptive products from the rest of the business would undermine the Corporation's commitment to women's health care and would hinder the Corporation's ability to provide a full range of products in this important area.

     Moreover, the research and development as well as the manufacturing, marketing and sales of the Corporation's contraceptive products are integrated with similar functions for many of the Corporation's other pharmaceutical products. For example, oral contraceptive products are produced at major manufacturing facilities in the United States and abroad that, in their various production units, also produce other Wyeth products for hormone replacement therapy, neuroscience therapies and cardiovascular uses, among others. A separation of these product lines would therefore be impractical and extremely inefficient from the standpoint of the Corporation's business operations.

     For the reasons stated above, the Board of Directors and management believe that the adoption of the proposal is not in the best interests of the Corporation and its stockholders.

     ACCORDINGLY, THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

                                    ITEM 4.
      STOCKHOLDER PROPOSAL RELATING TO PRICE RESTRAINT ON PHARMACEUTICALS

     WHEREAS, Health Care Financing Administration data, based on five year figures through 1998, shows spending on prescription drugs rising 12% per year, more than double the 5.1% increase in national health expenditures;

     A 1998 House Committee Report found that:

     - Older Americans and other individuals (e.g., the uninsured and the underinsured) who buy prescription drugs in the retail market pay substantially more for drugs than drug manufacturers' "favored customer" (federal government agencies and large HMOs);

     - Pharmacies appear to have small mark-ups in prices of prescription drugs;

     These higher prices are also borne by institutional health care facilities;

     Drug prices are consistently higher in the U.S. retail market than in other industrialized countries. Recent studies reveal that eight antidepressants and anti-psychotic drugs cost, on average, twice as much in the U.S. as in European and other North American industrialized countries.

     Our company has paid $12.4 million as part of a settlement of a class action law suit that accused several companies of using an unfair two-tiered system to price wholesale drugs;

     RESOLVED: Shareholders request the Board of Directors to:

     1. Create and implement a policy of price restraint on pharmaceutical products for individual consumers and institutional purchasers, utilizing a combination of approaches to keep drug prices at reasonable levels.

     2. Report to shareholders by September, 2000 on changes in policies and pricing procedures for pharmaceutical products (withholding any competitive information, and at reasonable cost).

                              SUPPORTING STATEMENT

     We suggest that the policy include a restraint on each individual drug and that it not be based on averages which can mask tremendous disparities: a low price increase for one compound and a high price increase for another; one price for a "favored customer" (usually low) and another for the retail customer (usually high).

     We understand the need for ongoing research and appreciate the role that our company has played in the development of new medicines. We are also aware that the cost of research is only one determinant for the final price of a drug. The manufacturing, selling, marketing and administrative costs often contribute far more to the price of a drug than research costs. Thus, we believe that price restraint can be achieved without sacrificing necessary research efforts.

                                AHPC'S RESPONSE

     THE BOARD OF DIRECTORS AND MANAGEMENT OPPOSE THE FOREGOING PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

     The proposal requests that the Board of Directors of American Home Products Corporation create and implement a policy of price restraint on individual products for individual consumers and institutional purchasers. The supporting statement implies that price increases should be set at some uniform "reasonable" level for all products.

     Pricing decisions are very complex and involve many market factors, including for any given product, the nature and cost of available alternative therapies, the complexity and cost of the manufacturing process, the anticipated life cycle of the product, market competition, and the size of the market, both in the U.S. and overseas. In addition, the Corporation has faced a growing need to increase the size of its investment in research and development to discover and develop new and improved products. By way of illustration, the Corporation's annual expenditures for pharmaceutical research and development have risen at an average rate over nine percent during each of the last five years.

     In the pharmaceutical industry, developers and manufacturers do not establish product prices that individual consumers pay. Retail pharmacies set the price of products for their customers and these prices do vary. When government and other discounts and rebates are taken into account, the average price increase of the Corporation's domestic pharmaceutical products across all product lines was only 3.3% in 1999.

     We do not believe that arbitrary limits on pricing -- whether self-imposed or set by government -- are compatible with a private, market-based competitive system. Moreover, appropriate pricing of its products is central to the success of the Corporation. In light of the global marketplace in which the Corporation operates, we believe that the Corporation must have the freedom to adopt, implement, and, where necessary, change its policies in order to best serve the interests of all shareholders and others with a stake in the Corporation's success, including physicians and other health care professionals, and, most importantly, the many patients who depend on the Corporation's current and future products.

     ACCORDINGLY, THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

                                    ITEM 5.
            STOCKHOLDER PROPOSAL RELATING TO GENETICALLY ENGINEERED
                             AGRICULTURAL PRODUCTS

     WHEREAS, International markets for genetically engineered (GE) foods are threatened by extensive resistance to gene protection technology, transgenic technology and genetically altered foods:

     Several of Europe's largest food retailers, including Tesco, Sainsbury Group, Carrefour and Rewe have committed to removing GE ingredients from their store-brand products;

     In the UK, three fast-food giants -- McDonald's, Burger King and Kentucky Fried Chicken -- are eliminating GE soya and corn ingredients from their menus;

     Gerber Products Co. announced in July 1999 that they would not allow GE corn or soybeans in any of their baby foods;

     Archer Daniels Midland asked its grain suppliers in August 1999 to segregate their genetically engineered crops from conventional crops;

     There is increasing scientific concern that genetically engineered agricultural products may be harmful to humans, animals or the environment:

     - The U.S. Department of Agriculture has acknowledged (July 13, 1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;

     - As early as 1989, scientists reported that GE foods may pose risks to human health;

     - Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt) to make them insect-resistant. When plants are genetically engineered to resist predators, the plant defense systems may involve the synthesis of natural carcinogens and may pose a public health risk;

     - In 1998, research showed that Bt crops are building up Bt toxins in the soil, thereby harming soil ecology and beneficial organisms and insects;

     - In 1999, the European Union suspended approval of new genetically engineered organisms until a new safety law for genetically engineered organisms is implemented in 2002. This followed a new study that showed Bt corn pollen may harm monarch butterflies.

     RESOLVED: Shareholders request the Board of Directors to adopt a policy of not marketing or distributing genetically-engineered agricultural products until long-term safety testing has shown that they are not harmful to humans, animals and the environment.

                              SUPPORTING STATEMENT

     We believe that this technology involves significant social, economic and environmental risks. Our company should take a leadership position in delaying market adoption of genetically engineered crops and foods. Failure to do so could leave our company financially liable, should detrimental effects to public health or the environment appear in the future.

                                AHPC'S RESPONSE

     THE BOARD OF DIRECTORS AND MANAGEMENT OPPOSE THE FOREGOING PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

     The proposal requests the Board of Directors of American Home Products Corporation to adopt a policy of not marketing or distributing genetically-engineered agricultural products until long-term safety testing has been conducted. American Home Products Corporation, acting through its American Cyanamid agricultural products division, markets and distributes herbicides, insecticides and fungicides for agricultural use. The proposal focuses upon issues surrounding genetically engineered agricultural products. Genetic engineering involves the introduction of foreign genetic materials into living organisms, including plants. Cyanamid's agricultural products are not genetically engineered.

     As part of its agricultural business, Cyanamid does provide traits to seed companies. The traits provided by Cyanamid that have been developed for commercial seed production use advanced breeding methods and not genetic engineering. In fact, Cyanamid has the largest portfolio of non-genetically engineered herbicide-tolerant traits in the industry. However, the Corporation supports biotechnology advancement and sound science and Cyanamid's research programs utilize a variety of technologies, including genetic engineering.

     The Corporation is a science and research-based company and therefore does not adopt policies that inhibit scientific progress. As with all products marketed or distributed by the Corporation, any new agricultural product will meet and may exceed all required testing and safety standards prior to introduction.

     For the reasons stated above, the Board of Directors and management believe that the proposal is not in the best interest of the Corporation and its stockholders.

     ACCORDINGLY, THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Stockholder proposals for inclusion in the proxy materials for the 2001 Annual Meeting must be received by the Corporation at its principal executive offices on or before November 17, 2000. In addition, the Corporation's by-laws provide that any stockholder wishing to make a nomination for director at the 2001 Annual Meeting must give notice by January 27, 2001, subject to certain exceptions, and that such notice must meet certain requirements set forth in the by-laws. A copy of the Corporation's by-laws may be obtained from the Corporate Secretary. If a stockholder notifies the Corporation of such stockholder's intent to present other matters for consideration at the Corporation's 2001 Annual Meeting of Stockholders after January 31, 2001, the Corporation, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

                                 OTHER MATTERS

     Management knows of no other matters to be brought before the Annual Meeting, but if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Corporation and its stockholders.

     The Corporation will bear the expenses in preparing, printing and mailing the proxy materials to the stockholders. In addition, the Corporation will retain D.F. King & Co., Inc., New York, NY, to aid in the solicitation of proxies, for which such firm will be paid a fee of $19,000 plus out-of-pocket expenses and disbursements. In addition, officers and employees of the Corporation and its subsidiaries may request the return of proxies by telephone, telegram or in person, for which no additional compensation will be paid to them.

     The Annual Report of the Corporation for the year ended December 31, 1999, including financial statements, is being mailed to stockholders together with these proxy materials.

     REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING IN ORDER THAT THE PRESENCE OF A QUORUM CAN BE SECURED. IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET WEBSITE IF INCLUDED ON YOUR PROXY CARD OR VOTING FORM OR TO SIGN AND DATE YOUR PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ADDRESSED ENVELOPE. THE SHARES REPRESENTED BY EACH PROXY SO SIGNED AND RETURNED OR SUBMITTED BY TELEPHONE OR VIA THE INTERNET WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S DIRECTIONS.

                                          By Order of the Board of Directors

                                          EILEEN M. LACH
                                          Secretary

March 17, 2000

                      Optional Secret Proxy [ ]   Please mark
                                                 your votes as
                                                 indicated in       [X]
                                                 this example

            THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE
                "FOR" ITEMS 1 and 2; "AGAINST" ITEMS 3, 4 and 5.

Item 1 -ELECTION OF DIRECTORS:

    FOR               WITHHOLD
all nominees         AUTHORITY
               to vote for all nominees

    [ ]                 [ ]

Nominees: 01 C.L. Alexander, Jr., 02 F.A. Bennack, Jr.,
03 R. Essner, 04 J.D. Feerick, 05 J.P. Mascotte,
06 M.L. Polan, 07 I.G. Seidenberg, 08 J.R. Stafford and
09 J.R. Torell III

WITHHELD FOR: (Write that nominee's name in the space provided below):

----------------------------------------------------------------------


Item 2 -APPOINTMENT OF INDEPENDENT
        PUBLIC ACCOUNTANTS

        FOR   AGAINST   ABSTAIN

        [ ]     [ ]       [ ]


Item 3 -ADOPTION OF THE STOCKHOLDER
        PROPOSAL  ON  SEPARATION  OF
        THE ORAL CONTRACEPTIVE BUSINESS
        FROM OTHER BUSINESS

        FOR   AGAINST   ABSTAIN

        [ ]     [ ]      [ ]


Item 4 -ADOPTION OF THE STOCKHOLDER
        PROPOSAL ON PRICE RESTRAINT
        ON PHARMACEUTICALS

        FOR   AGAINST   ABSTAIN
        [ ]     [ ]       [ ]


Item 5 -ADOPTION OF THE STOCKHOLDER
        PROPOSAL ON GENETICALLY ENGI-
        NEERED AGRICULTURAL PRODUCTS

        FOR   AGAINST   ABSTAIN
        [ ]     [ ]       [ ]

                                               I plan to attend the meeting [ ]

                          "By checking the box to the right, I consent to   [ ]
                          future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke any consent at any time by contacting the Company's transfer agent, ChaseMellon Shareholder Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility."

Signature
          -------------------------------------------


Signature
          -------------------------------------------


Date
          -------------------------------------------

Note: Please sign exactly as the name appears above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE *

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                             THANK YOU FOR VOTING.

                       AMERICAN HOME PRODUCTS CORPORATION

                               FIVE GIRALDA FARMS

                            MADISON, NEW JERSEY 07940



   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MANAGEMENT.



         The undersigned hereby appoints JOHN R. STAFFORD, LOUIS L. HOYNES, JR. and EILEEN M. LACH and each of them proxies with power of substitution, to represent and to vote, as designated on the reverse side, on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 27, 2000 and at any adjournment thereof on each of the following matters, as set forth in the Proxy Statement, and upon such other matters properly coming before the meeting.

(Continued and to be signed if voting by mail on the reverse side or follow the instructions to vote by telephone or via the Internet)

--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE *



                  YOU CAN VOTE YOUR SHARES IN ONE OF THREE WAYS



1.       Vote via the Internet by following the directions at our Internet
         Address: http://www.eproxy.com/ahp



                                       OR



2. CALL TOLL-FREE 1-800-840-1208 24 hours a day, 7 days a week on a Touch Tone telephone and follow the instructions. (Available to Stockholders in the United States, Canada and Puerto Rico).



                                       OR


3 Mark, sign and date your proxy card and return it promptly in the enclosed envelope. Properly executed proxies will be voted in the manner directed by the stockholder. If no direction is given, this proxy will be voted FOR Items 1 and 2 and AGAINST Items 3, 4 and 5.



                                   PLEASE VOTE

                             [INTERNET Proxy Form]

                              [www.eproxy.com/ahp]

[AMERICAN HOME PRODUCTS CORPORATION LOGO]                  [CHASEMELLON LOGO]

                               [VOTE DIRECT LOGO]



           PLEASE ENTER THE 11-DIGIT CONTROL NUMBER PROVIDED TO YOU. DO NOT ENTER ANY SPACES IN THE CONTROL NUMBER FIELD.

           ______________
           Submit













[VOTE DIRECT LOGO]
                    Copyright 1999 ChaseMellon Shareholder Services, L.L.C. All rights reserved.
[CHASEMELLON LOGO]

[AMERICAN HOME PRODUCTS CORPORATION]                          [CHASEMELLON LOGO]

                               [VOTE DIRECT LOGO]



                             AMERICAN HOME PRODUCTS
                                  CORPORATION

                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

               This Proxy is solicited on Behalf of the Board of
                           Directors and Management.

The undersigned hereby appoints JOHN R. STAFFORD, LOUIS L. HOYNES, JR. and EILEEN M. LACH and each of them proxies with power of substitution, to represent and to vote, as designated on the reverse side, on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 27, 2000 and at any adjournment thereof on each of the following matters, as set forth in the Proxy Statement, and upon such other matters properly coming before the meeting.

----------------------------------------------------
 THE BOARD OF DIRECTORS AND MANAGEMENT
 RECOMMEND YOU VOTE "FOR" ITEMS 1 and 2; "AGAINST"
 ITEMS 3, 4 and 5.
----------------------------------------------------
 To vote in accordance with the Board of Directors'
 recommendations, just submit this blank form;
 no boxes need to be checked.
----------------------------------------------------
 1. ELECTION OF DIRECTORS - NOMINEES:

    __ FOR all nominees (except those marked below).
    __ WITHHOLD to vote for all nominees.

    __ C.L. Alexander, Jr.
    __ F.A. Bennack, Jr.
    __ R. Essner
    __ J.D. Feerick
    __ J.P. Mascotte
    __ M.L. Polan
    __ I.G. Seidenberg
    __ J.R. Stafford
    __ J.R. Torell III
-----------------------------------------------------
 2. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    __ FOR
    __ AGAINST
    __ ABSTAIN
-----------------------------------------------------
 3. ADOPTION OF THE STOCKHOLDER PROPOSAL ON
    SEPARATION OF THE ORAL CONTRACEPTIVE BUSINESS
    FROM OTHER BUSINESS

    __ FOR
    __ AGAINST
    __ ABSTAIN
----------------------------------------------------
 4. ADOPTION OF THE STOCKHOLDER PROPOSAL ON PRICE
    RESTRAINT ON PHARMACEUTICALS

    __ FOR
    __ AGAINST
    __ ABSTAIN
----------------------------------------------------
 5. ADOPTION OF THE STOCKHOLDER PROPOSAL ON
    GENETICALLY ENGINEERED AGRICULTURAL PRODUCTS

    __ FOR
    __ AGAINST
    __ ABSTAIN
-------------------------------------------------------

 __ I plan to attend the meeting

 __ Optional Secret Proxy

 __ "By checking the box, I consent to future access
    of the Annual Report, Proxy Statements,
    prospectuses and other communications
    electronically via the Internet. I understand
    that the Company may no longer distribute
    printed materials to me for any future
    stockholder meeting until such consent is
    revoked. I understand that I may revoke consent
    at any time by contacting the Company's transfer
    agent, ChaseMellon Shareholder Services,
    Ridgefield Park, NJ and that costs normally
    associated with electronic access, such as usage
    and telephone charges, will be my
    responsibility."
    -------------------------------------------------------
    To authorize your vote, click the "SUBMIT PROXY"
    button. _______________ Submit Proxy
    -------------------------------------------------------

 To change the address of record for your registered shares, please use ChaseMellon Shareholder Services'
 CHANGE OF ADDRESS FORM.



[VOTE DIRECT LOGO]
                    Copyright 1999 ChaseMellon Shareholder Services, L.L.C. All rights reserved.
[CHASEMELLON LOGO]